UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2023

SiteOne Landscape Supply, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37760	46-4056061
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Colonial Center Parkway, Suite 600 Roswell, Georgia	30076
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(470) 277-7000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SITE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2023, the Company entered into Separation Benefit Agreements (collectively, the “Separation Agreements”) with each of the Company’s named executive officers, consisting of Messrs. Doug Black, John Guthrie, Briley Brisendine, Scott Salmon and Joseph Ketter (such officers, collectively, the “Executives”), as well as certain other senior executives of the Company. The Separation Agreements replace the employment agreement previously entered into with Mr. Black and the separation benefit agreements previously entered into with the remaining Executives, and provide for certain severance benefits in the event of each Executive’s termination of employment under specified circumstances.

The Separation Agreements provide that, if the Executive’s employment is terminated “Without Cause” (as defined in the Separation Agreement) or if Executive terminates his employment for “Good Reason” (as defined in the Separation Agreement) outside of the 12-month period following a Change in Control (as defined in the Separation Agreement), the Executive is entitled to receive the following:

•	all salary, bonus, expense reimbursements and benefits earned or incurred but unpaid as of the date of termination (the “Base Termination Compensation”);

•	severance pay consisting of an amount equal to (a) 18 months of the Executive’s base salary, at the greater of the rate in effect (1) at the effective time of termination and (2) prior to the event giving rise to Good Reason, paid in monthly installments beginning on the 60th day following the termination date, and (b) the Executive’s annual bonus for the year in which his employment terminates based on actual results, prorated for the portion of the year that the Executive had remained employed; and

•	continued medical, dental and vision insurance coverage for 18 months at active employee rates.

With respect to the description of severance pay described above, Mr. Black’s Separation Agreement provides that, in addition to the benefits described above, Mr. Black is also entitled to an annual bonus for the year in which his employment terminates, assumed at the target level.

If the Executive’s employment is terminated “Without Cause” or if Executive terminates his employment for “Good Reason” within the 12-month period following a Change in Control, the Executive is entitled to receive the following:

•	the Base Termination Compensation;

•	severance pay consisting of an amount equal to two times the sum of (a) the Executive’s base salary, at the greater of the rate in effect (1) at the time of termination and (2) prior to the event giving rise to Good Reason and (b) the Executive’s annual bonus for the year in which his employment terminates determined based on target results, paid in a lump sum on the 40th day following the termination date;

•	an amount equal to the Executive’s annual bonus for the year in which his employment terminates based on actual results, prorated for the portion of the year that the Executive had remained employed; and

•	continued medical, dental and vision insurance coverage for 18 months at active employee rates.

If the Executive’s employment is terminated for “Cause” (as defined in the Separation Agreement) or the Executive voluntarily terminates his employment without “Good Reason” or if the Executive’s employment is terminated due to death, he is only entitled to receive the Base Termination Compensation. If the Executive’s employment is terminated due to Disability (as defined in the Separation Agreement), he is entitled to receive (a) the Base Termination Compensation and (b) continued medical, dental and vision insurance coverage for 18 months at active employee rates.

Each Executive’s entitlement to the payments described above, other than the Base Termination Compensation, is conditioned upon the execution and non-revocation of a general release of claims.

The foregoing summary of the material terms of the Separation Agreements is qualified entirely by reference to the full text of the form of Separation Agreement, which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SITEONE LANDSCAPE SUPPLY, INC.

By:	/s/ Briley Brisendine
Briley Brisendine
Executive Vice President,
General Counsel and Secretary

Date: November 9, 2023